Exhibit (b)(2)

EXECUTION VERSION

AMENDMENT AGREEMENT

dated 10 August 2016

for

STEINHOFF EUROPE AG

as the Company

and

J.P. MORGAN EUROPE LIMITED

acting as Agent

relating to a facilities agreement dated 5 August 2016

Ref: L-241480

Linklaters LLP

CONTENTS

CLAUSE		PAGE

1.	Definitions and interpretation	1

2.	Representations	1

3.	Amendments	1

4.	Miscellaneous	3

5.	Governing law	3

ii

THIS AGREEMENT is dated 10 August 2016 and made between:

(1)                           STEINHOFF EUROPE AG (the “Company”); and

(2)                           J.P. MORGAN EUROPE LIMITED as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

1.                                DEFINITIONS AND INTERPRETATION

1.1                         Definitions

In this Agreement:

“Amended Agreement” means the Original Facilities Agreement, as amended by this Agreement.

“Original Facilities Agreement” means the US$4,000,000,000 facilities agreement dated 5 August 2016 and made between, amongst others, the Company and the Agent.

“Party” means a party to this Agreement.

1.2                         Incorporation of defined terms

(a)                           Unless a contrary indication appears, terms defined in the Original Facilities Agreement have the same meaning in this Agreement.

(b)                           The principles of construction set out in the Original Facilities Agreement shall have effect as if set out in this Agreement.

1.3                         Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.4                         Designation

In accordance with the Original Facilities Agreement, each of the Company and the Agent designate this Agreement as a Finance Document.

2.                                REPRESENTATIONS

Each Obligor makes the Repeating Representations, by reference to the facts and circumstances then existing on the date of this Agreement but as if references in Clause 19 (Representations) of the Original Facilities Agreement to “the Finance Documents” or any “Finance Document” were instead to this Agreement and the Amended Agreement.

3.                                AMENDMENTS

3.1                         Amendments

With effect from the date of this Agreement the Original Facilities Agreement shall be amended as follows:

(a)                           The following shall be added as a new definition into Clause 1.1 (Definitions and interpretation) of the Facilities Agreement:

1

““Preferred Securities” means equity stock issued by the Original Facility C Borrower at any time which comprises, at any time, in aggregate no more than 4.99 per cent. of the total equity stock of the Original Facility C Borrower then in issue and which is issued in the form of non-voting, nominal dividend, non-participating preferred stock or second class of common stock (and which may be issued subject to a right of redemption arising after the period commencing 3 years from issue, whether by way of cash or at the option of the Parent or the Original Facility C Borrower exchange for shares in the Parent) in favour of persons employed by the Target that continue to be employed or will continue to be employed by the Target on and from the Acquisition Completion Date.”

(b)                           Sub-paragraph (b)(i) of Clause 8.2 (Change of control) of the Facilities Agreement shall be amended by adding the words “(other than by reason of the issue of any Preferred Securities)” immediately after the word “indirectly” in the second line of sub-paragraph (b)(i) of Clause 8.2 (Change of control).

(c)                            The definition of “Excluded Equity Capital Markets Issue” set out in Clause 8.4 (Mandatory prepayment: Equity Capital Markets Issues and Debt Capital Markets Issues) of the Facilities Agreement shall deleted in its entirety and replaced with the following:

““Excluded Equity Capital Markets Issue” means:

(a)                                       any issue of new equity, convertible securities, equity-linked securities, hybrid instruments, other equity instruments or securities or debt instruments having the characteristics of equity instruments to be applied towards the payment of non-cash consideration for the acquisition, by any Obligor or any member of the Group, of another entity or business or undertaking;

(b)                                       any private placement equity issue, the proceeds of which are less than EUR50,000,000 (or an equivalent amount in another currency or currencies) in respect of any individual issue; and

(c)                                        the issue of any Preferred Securities.”

(d)                           The table set out in Schedule 7 (Timetables) to the Facilities Agreement shall be deleted in its entirety and replaced with the following:

	Loans in euro	Loans in other currencies
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request) or a Selection Notice (Clause 10.1 (Selection of Interest Periods))	D – 2 10:00 a.m.	D – 2 10:00 a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’

	D – 2 11:00 a.m.	D – 2 11:00 a.m.

2

	Loans in euro	Loans in other currencies
participation)
Agent determines amount of the Facility A Loan in Optional Currency in accordance with Clause 6.2 (Change of currency)	D – 2 11:00 a.m.	D – 2 11:00 a.m.
Agent determines amount of the Facility A Loan in Optional Currency in accordance with paragraph (a) of Clause 6.3 (Same Optional Currency during successive Interest Periods)	D – 2 11:00 a.m.	D – 2 11:00 a.m.
Agent determines amount of the Facility A Loan in Optional Currency in accordance with paragraph (b) of Clause 6.3 (Same Optional Currency during successive Interest Periods)	D – 2 11:00 a.m.	D – 2 11:00 a.m.
EURIBOR or LIBOR is fixed	Quotation Day as of 11:00 a.m. (Brussels time)	Quotation Day as of 11:00 a.m.
Reference Bank Rate	Quotation Day 11.30 a.m. (Brussels time)	Quotation Day Noon

3.2                         Continuing obligations

The provisions of the Original Facilities Agreement and the other Finance Documents (including the guarantee and indemnity of each Guarantor) shall, save as amended by this Agreement, continue in full force and effect and the Original Facilities Agreement and this Agreement will be read and construed as one document.

4.                                MISCELLANEOUS

4.1                         Incorporation of terms

The provisions of Clause 40 (Enforcement) of the Original Facilities Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in that clause to “this Agreement” are references to this Agreement.

4.2                         Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

5.                                GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SIGNATURES

The Company

Steinhoff Europe AG

/s/ Hendrik Johan Karel Ferreira	/s/ Frederik Johannes Nel

Name: Hendrik Johan Karel Ferreira	Name: Frederik Johannes Nel

Title: Authorized Representative	Title: Supervisory Board Member

AMENDMENT AGREEMENT

The Agent

J.P. Morgan Europe Limited

By:

/s/ Regis Castro

Name: Regis Castro

Title: Vice President

AMENDMENT AGREEMENT